Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141455

PROSPECTUS

MICROVISION, INC.

13,437,500 Shares of Common Stock

This prospectus relates to the offering by us of 13,437,500 shares of our common stock that may be issued:

•	upon the exercise of the 12,362,500 warrants we issued in connection with the public offering that we consummated in June 2006;

•	upon the exercise of the 537,500 warrants we issued to the underwriter that we engaged in connection with such public offering; and

•	upon the exercise of the 537,500 warrants that may be issued upon the exercise of the warrant to acquire warrants that we issued to such underwriter in connection with such public offering.

See “Warrants” for more information about the warrants described above.

The securities offered in this prospectus involve a high degree of risk. See “ Risk Factors” on page 1.

Our common stock is listed on the NASDAQ Global Market under the symbol “MVIS.” On May 4, 2007, the closing price of one share of our common stock on the NASDAQ Global Market was $4.16.

Our executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2007

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our financial condition, results of operations, business and prospects. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our scanned beam display and image capture businesses; the ability of our scanned beam display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; our ability to obtain financing; the market value of our investment in Lumera Corporation; developments in the defense, aerospace and other industries on which we have focused; and our relationships with strategic partners.

These forward-looking statements are not guarantees of future performance. There are important factors that could cause our actual results, performance or achievements to differ materially from those contemplated, expressed or implied by such forward-looking statements, including those factors discussed in “Risk Factors” below.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented, which is incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by our subsequent filings, including filings after the date hereof, with the Securities and Exchange Commission under the Exchange Act. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE COMPANY

Microvision’s executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

WARRANTS

As part of a public offering consummated on June 5, 2006, we entered into an Underwriting Agreement dated May 30, 2006 with MDB Capital Group, LLC, or MDB, pursuant to which we sold to MDB a total of 11,550,000 shares of our common stock and warrants to purchase 12,362,500 shares of our common stock and also issued as compensation to MDB a warrant to purchase 537,500 shares of our common stock and a warrant to acquire warrants exercisable for 537,500 shares of our common stock. This prospectus relates to the offering of the shares issuable upon exercise of (1) the warrants to purchase 12,362,500 shares of our common stock that we sold to MDB in the public offering and the warrants to purchase 537,500 shares of our common stock which may be acquired upon the exercise of the warrant to acquire warrants that we issued to MDB as compensation, which we refer to collectively as the Offering Warrants, and (2) the warrants to purchase 537,500 shares of our common stock that we issued to MDB, which we refer to as the MDB Warrants.

The Offering Warrants, which are exercisable on or after June 5, 2007 and on or before June 5, 2011, entitle the holders thereof to purchase shares of our common stock at an exercise price of $2.652 per share. The MDB Warrants, which are also exercisable on or after June 5, 2007 and on or before June 5, 2011, entitle the holders thereof to purchase shares of our common stock at an exercise price of $2.7625 per share.

USE OF PROCEEDS

We would realize gross proceeds of approximately $35,695,644 if all 13,437,500 warrants were exercised. We anticipate that the net proceeds, if any, will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures and acquisitions of other technologies. Pending the application of any net proceeds, we expect to invest any proceeds in investment-grade, interest-bearing instruments or other securities. We anticipate that warrants will be exercised from time to time based upon the decisions of the individual warrant holders. To the extent that warrants are not exercised, our net proceeds will be reduced. There is no assurance that all warrants will be exercised or that we will receive the net proceeds which would be available if all warrants had been exercised.

DETERMINATION OF OFFERING PRICE

The Offering Warrants entitle the holders thereof to purchase shares of our common stock at an exercise price of $2.652 per share. The MDB Warrants entitle the holders thereof to purchase shares of our common stock at an exercise price of $2.7625 per share. The terms, conditions and exercise prices per share for the warrants were determined by us and MDB at the time of the offering described under “Warrants.”

PLAN OF DISTRIBUTION

The shares issuable upon exercise of the warrants are offered solely by us, and no underwriters are participating in this offering. We anticipate that the shares offered will be previously authorized but unissued. Warrants may be exercised by giving written notice and paying the exercise price in accordance with the terms of the relevant warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our annual report on Form 10-K for the year ended December 31, 2006;

•	Our Amendment No. 1 to our annual report on Form 10-K for the year ended December 31, 2006;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2007;

•	Our current report on Form 8-K filed with the SEC on February 23, 2007; and

•

The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attention: Investor Relations

(425) 936-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINION

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Microvision, Inc. incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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